UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported) April 8, 2005

Longs Drug Stores Corporation

(Exact name of registrant as specified in its charter)

Maryland	1-8978	68-0048627
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

141 North Civic Drive, Walnut Creek, California	94596
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code (925) 937-1170

Inapplicable

(Former name or former address if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communication pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

1. Approval of Fiscal Year 2006 Bonus Targets

On April 8, 2005, the Compensation Committee (the “Committee”) of the Board of Directors of Longs Drug Stores Corporation (the “Company”) approved the Fiscal Year 2006 bonus targets and plan under the Company’s 2003 Executive Incentive Plan (“EIP”). The Company’s named Executive Officers are eligible to receive performance-based compensation for Fiscal Year 2006 based on the Company’s achievement of certain adjusted operating income, same store front-end sales growth and script count growth. The target award is 80% of the base salary for Warren F. Bryant, the Company’s Chief Executive Officer. The actual award for Mr. Bryant may vary from 0-250% of the target award, based on the actual level of achievement against the established performance targets. The target awards are 60% of the base salary for Richard W. Dreiling, the Company’s Executive Vice President – Chief Operating Officer, and 50% of the base salary for each of Steven F. McCann, the Company’s Executive Vice President, Chief Financial Officer and Treasurer, Bruce E. Schwallie, the Company’s Executive Vice President – Business Development and Managed Care, and William J. Rainey, the Company’s Senior Vice President, General Counsel and Secretary. The actual award for each of the Company’s named Executive Officer, other than the Chief Executive Officer, may vary from 0-200% of the target award, based on the actual level of achievement against the established performance targets. Any awards under the EIP will be paid following the completion of any fiscal year measurement period.

2. Restricted Stock Grant to Certain Executive Officer

On April 8, 2005, 2,000 shares of restricted stock were granted under the Company’s 1995 Long-Term Incentive Plan to Gerald H. Saito, the Company’s Senior Vice President-Hawaii. These shares shall vest in one-quarter increment on the first anniversary of the grant date, another one-quarter increment on the second anniversary of the grant date, and the remaining one-half increment on the third anniversary of the grant date. A Form 4 Report has also been filed for this restricted stock grant.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

LONGS DRUG STORES CORPORATION

Dated: April 13, 2005	By:	/s/ William J. Rainey
William J. Rainey
	Its:	Senior Vice President, General Counsel and Secretary

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